Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-168064, 333-212245, 333-212244, and 333-212243) of Waste Connections, Inc. of our report dated February 27, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the manner in which Waste Connections, Inc. accounts for deferred income taxes, the share split and the change in composition of reportable segments discussed in Notes 1, 11 and 14 as to which the date is February 15, 2018, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 15, 2018